Exhibit 99

                                       [Logo of Bethlehem Steel]
                                       Bethlehem Steel Corporation
	                                 Corporate Communications Division
	                                 Public Affairs Department
	                                 1170 Eighth Avenue
	                                 Bethlehem, PA  18016-7699
	                                 (610) 694-3711 - Phone
                                       (610) 694-1509 - Fax
	                                 Internet Homepage Address
	                                 http://www.bethsteel.com




FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------



                 BETHLEHEM STEEL ISSUES REVISED 2Q2001 OUTLOOK

     BETHLEHEM, Pa., June 20, 2001 - In its first quarter release, Bethlehem Steel Corporation said, " we expect to report a loss for the second quarter of 2001 that is less than the loss reported for the first quarter of 2001." Bethlehem still expects this to be the case.

     However, as a result of recent changes in Bethlehem's outlook for the second quarter 2001, Bethlehem is issuing this release in order to modify certain key assumptions relative to its second quarter outlook, which were communicated publicly with the release of its first quarter earnings on April 24, 2001.

     Bethlehem now believes that:

          1. Costs will be lower than the first quarter by about 3%. This reflects lower assumed cost reductions than previously assumed primarily because of the effects of temporarily idling its Hibbing Taconite iron ore mine, unplanned outages and repairs involving certain facilities, and lower operating rates.

          2. Product mix will be worse than previously assumed because of continued weakness involving higher value cold rolled and coated products for non-automotive markets and a higher percentage of secondary product sales related to expediting the sales of slow moving inventory.

          3. Shipments and steel prices are expected to be about the same as previously assumed (i.e., shipments about the same as in the first quarter, and prices, on a constant mix basis, lower by about 1%).

          4. It will write-off its equity interest in MetalSite, an Internet marketplace for steel that ceased operations in June.

     Regarding Bethlehem's new revolving credit agreement, Bethlehem is continuing its efforts to syndicate a satisfactory new agreement.
However, since it is unlikely that this can be completed by June 30, 2001, Bethlehem also has initiated a process to obtain an amendment to its existing revolving credit agreement and a waiver of the adjusted consolidated tangible net worth covenant contained therein. Future liquidity will remain dependent upon its sources of financing, completion of asset sales, business conditions and operating performance.

     This release contains forward-looking statements. Our use of the words "expect", "believe", "intent", "should", "plan" and similar words are intended to identify these statements as forward-looking. In accordance with the provisions of the Private Securities Litigation Reform Act of 1995, reference is made to "Item 1 - Business - Forward - Looking Statements" of Bethlehem's 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 31, 2001, and to "Cautionary Statement" of Bethlehem's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 24, 1998 for important factors that could cause actual results to differ materially from those projected.


                                     #

	For more information contact Bethlehem Steel Public Affairs:
	Bob Bilheimer 610-694-3711.